Exhibit 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635
For Immediate News Release
October 31, 2007
AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2007 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2007 was $126,594,000. This resulted in Earnings per Share — diluted (“EPS”) of $1.58 for the quarter ended September 30, 2007, compared to $0.53 for the comparable period of 2006, a per share increase of 198.1%. This increase is primarily attributable to gains from the sale of communities and growth in income from existing and newly developed communities.
For the nine months ended September 30, 2007, EPS was $2.74 compared to $2.83 for the comparable period of 2006, a per share decrease of 3.2%. This decrease is primarily attributable to a decrease in gains from the sale of land and communities in 2007 as compared to 2006, partially offset by growth in income from existing and newly developed communities in 2007. Results discussed in this release for both 2007 and 2006 include non-cash charges associated with our change in the accounting for certain land leases.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended September 30, 2007 was $95,302,000, or $1.19 per share, compared to $81,261,000, or $1.07 per share for the comparable period of 2006. FFO per share increased 11.2%, due primarily to contributions from improved community operating results and newly developed communities.
FFO per share for the nine months ended September 30, 2007 increased by 9.1% to $3.47 from $3.18 for the comparable period of 2006. FFO per share for the nine months ended September 30, 2007 and September 30, 2006, includes $0.01 and $0.18 per share, respectively, related to the sale of land parcels. Adjusting for these land sales in both years, FFO per share increased 15.3%, driven primarily by improved community operating results and contributions from newly developed communities.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said “Same store revenue and NOI growth remain above long-term trends and reflect the continued healthy apartment fundamentals in our markets. The health of our markets and the strength of our balance sheet position us well for opportunities and challenges heading into next year.”
Operating Results for the Quarter Ended September 30, 2007 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $22,784,000, or 12.1% to $210,451,000. For Established Communities, rental revenue increased 5.0%, comprised of an increase in Average Rental Rates of 5.2% and a decrease in Economic Occupancy of 0.2%. As a result, total revenue for Established Communities increased $7,951,000 to $165,035,000. Operating expenses for Established Communities increased $604,000, or 1.1% to $53,538,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $7,347,000, or 7.1%, to $111,497,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2006 to the third quarter of 2007:

3Q 07 Compared to 3Q 06

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	2.8%	2.6%	2.9%	43.0%
Mid-Atlantic	5.3%	1.7%	7.7%	15.6%
Midwest	2.0%	11.8%	(3.8%)	2.0%
Pacific NW	11.0%	2.4%	15.7%	4.6%
No. California	8.3%	(3.1%)	13.4%	22.6%
So. California	4.0%	0.2%	5.7%	12.2%

Total	5.0%	1.1%	7.1%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

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Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

3Q 07 vs 3Q 06
Rental Revenue Change with Concessions on a GAAP Basis	5.0%

Rental Revenue Change with Concessions on a Cash Basis	4.3%

Operating Results for the Nine Months Ended September 30, 2007 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $65,409,000, or 12.0% to $610,696,000. For Established Communities, rental revenue increased 6.0%, comprised of an increase in Average Rental Rates of 6.3% and a decrease in Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $27,412,000 to $487,066,000, and operating expenses for Established Communities increased $2,814,000 or 1.8% to $156,102,000. Accordingly, NOI for Established Communities increased by $24,598,000 or 8.0% to $330,964,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006:

YTD 2007 Compared to YTD 2006

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	3.4%	1.5%	4.4%	42.8%
Mid-Atlantic	6.9%	5.2%	7.9%	16.1%
Midwest	5.9%	10.5%	3.1%	2.1%
Pacific NW	11.7%	(0.2%)	18.2%	4.3%
No. California	8.9%	(0.8%)	13.1%	22.1%
So. California	5.3%	1.2%	7.0%	12.6%

Total	6.0%	1.8%	8.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Development and Redevelopment Activity
The Company completed the development of three communities during the third quarter of 2007:
•	Avalon Wilshire, located in Los Angeles, CA, is a mid-rise community containing 123 apartment homes and was completed for a Total Capital Cost of $47,600,000;

•	Avalon Lyndhurst, located in the Northern NJ area, is a garden-style community containing 328 apartment homes and was completed for a Total Capital Cost of $83,100,000; and

•	Avalon at Glen Cove North, located in Long Island, NY, is a mid-rise community containing 111 apartment homes and was completed for a Total Capital Cost of $40,300,000.
The Company commenced construction of three communities during the third quarter of 2007: Avalon Sharon and Avalon at the Hingham Shipyard, both located in the Boston market, and Avalon Union City, located in Northern CA. These three communities are expected to contain an aggregate of 829 apartment homes when completed for an estimated Total Capital Cost of $208,600,000.
During the third quarter of 2007, the Company commenced the redevelopment of Essex Place, located in Boston, MA, and Avalon Redmond Place, located in Redmond, WA. These two communities contain an aggregate of 508 apartment homes and will be redeveloped for an expected Total Capital Cost of $15,800,000, excluding costs incurred prior to the start of redevelopment.
The Company purchased a land parcel located in Chicago, IL for $23,000,000. The Company expects to begin construction of the first phase of a multi-phase community in 2008.
Acquisition Activity
During the third quarter of 2007, the Company purchased a garden-style community located in San Jose, CA, adjacent to its existing Countrybrook community. The new community, renamed Countrybrook II, contains 80 apartment homes and was acquired for a purchase price of $17,700,000. The Company will operate this community in conjunction with Countrybrook.

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Disposition Activity
During the third quarter of 2007, the Company sold three communities: Avalon View, located in the New York Metro area; San Marino, located in Northern CA; and Avalon West, located in the Boston market. These three communities, which contained a total of 656 apartment homes, were sold for an aggregate sales price of $127,000,000. The sale of these three communities resulted in a gain as reported in accordance with GAAP of approximately $78,300,000 and an Economic Gain of approximately $71,500,000. The weighted average Initial Year Market Cap Rate for these three communities was 4.6% and the Unleveraged IRR over an approximate 13-year holding period was 17.0%.
In October 2007, the Company completed the sale of its partnership interest in Avalon Grove to its third–party venture partner for $63,446,000. Avalon Grove, located in the Fairfield-New Haven market of Connecticut, was previously reported as an unconsolidated real estate investment. The Company will continue to manage this community.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%. During the third quarter of 2007, the Fund acquired the following communities:
•	South Hills Apartments, located in Southern CA, is a garden-style community containing 85 apartment homes and was acquired for $20,700,000;

•	Avalon Rutherford Station, located in Northern NJ, is a garden-style community containing 108 apartment homes and was acquired for $35,850,000; and

•	Colonial Towers, located in the Boston market, is a garden-style community containing 211 apartment homes and was acquired for $21,500,000.
During the third quarter of 2007, the Fund completed the redevelopment of Avalon Redmond, located in Seattle, WA. Avalon Redmond is a garden-style community containing 400 apartment homes and was completed for a Total Capital Cost of $7,100,000, excluding costs incurred prior to the start of redevelopment.
During the third quarter of 2007, the Fund commenced the redevelopment of Cedar Valley, located in Columbia, MD. Cedar Valley contains 156 apartment homes and will be redeveloped for an aggregate Total Capital Cost of $4,000,000, excluding costs incurred prior to the start of redevelopment.
The Fund has invested $771,775,000 as of September 30, 2007. Management expects to invest approximately $50,000,000 of additional funds to redevelop the assets acquired, at which time, the Fund will become fully invested.
Financing, Liquidity and Balance Sheet Statistics
In August 2007, the Company repaid $150,000,000 of unsecured notes with an annual interest rate of 5.0% pursuant to their scheduled maturity.
As of September 30, 2007, the Company had $245,000,000 outstanding under its $650,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 24.5% at September 30, 2007. Unencumbered NOI for the nine months ended September 30, 2007 was 83.2% and Interest Coverage for the third quarter of 2007 was 4.4 times.
In August 2007, the Company announced that its Board of Directors authorized an increase in its common stock repurchase program. Under the revised authorized limits, the Company may acquire shares of its common stock in open market or negotiated transactions up to an aggregate purchase price of $300,000,000. From August 1, 2007 to September 30, 2007, the Company repurchased 1,031,400 shares at an average price of $111.31 per share through this program.
Revised Accounting Interpretation
As discussed in Amendment No. 1 to the Company’s 2006 Annual Report on Form 10-K/A, the Company made a change related to its accounting for land leases. This change resulted in a non-cash charge to operating expenses and reduced reported FFO by $0.03 and $0.10 per share from what would have been reported for the three and nine months ended September 30, 2007 under the Company’s prior accounting treatment. Results for the three and nine months ended September 30, 2006 have also been restated, reducing reported FFO by $0.04 and $0.11 per share from what had previously been reported to reflect the impact of this change in land lease accounting.

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Fourth Quarter and Full Year 2007 Financial Outlook
The Company expects EPS in the range of $1.09 to $1.13 for the fourth quarter of 2007. Based on changes in the Company’s disposition plan, the Company is revising its projected EPS to a range of $3.83 to $3.87 for the full year 2007.
The Company re-affirmed the midpoint of the range for the 2007 outlook provided in the second quarter earnings release, while narrowing the expected range. The Company expects Projected FFO per share in the range of $4.63 to $4.67 for the full year 2007. The Company expects Projected FFO per share in the range of $1.16 to $1.20 for the fourth quarter of 2007. The financial outlook provided for the fourth quarter and full year 2007 includes non-cash charges of $0.03 and $0.13 per share, respectively, related to the revised land lease accounting discussed in Amendment No. 1 to the Company’s 2006 Annual Report on Form 10-K/A.
Other Matters
The Company will hold a conference call on November 1, 2007 at 11:00 AM EDT to review and answer questions about this release, its third quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from November 1, 2007 at 1:00 PM EDT to November 8, 2007 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 19275540.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com.
About AvalonBay Communities, Inc.
As of September 30, 2007, the Company owned or held a direct or indirect ownership interest in 182 apartment communities containing 51,898 apartment homes in ten states and the District of Columbia, of which 19 communities were under construction and nine communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2007. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following Non-GAAP financial measures:
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2007	2006 (1)	2007 (2)	2006 (1)(2)
Net income	$128,769	$42,113	$226,340	$220,233
Dividends attributable to preferred stock	(2,175)	(2,175)	(6,525)	(6,525)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	46,913	41,224	136,677	123,711
Minority interest, including discontinued operations	53	99	225	297
Gain on sale of previously depreciated real estate assets	(78,258)	—	(78,258)	(97,411)

FFO attributable to common stockholders	$95,302	$81,261	$278,459	$240,305

Average shares outstanding — diluted	80,024,714	75,688,899	80,195,908	75,504,026
EPS — diluted	$1.58	$0.53	$2.74	$2.83

FFO per common share — diluted	$1.19	$1.07	$3.47	$3.18

(1)	Amounts for the three and nine months ended September 30, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.

(2)	FFO per common share — diluted includes $0.01 for the nine months ended September 30, 2007 and $0.18 for the nine months ended September 30, 2006 related to the sale of a land parcel in each year.

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Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year of 2007 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q4 07	$1.09	$1.13
Projected depreciation (real estate related)	0.59	0.61
Projected gain on sale of operating communities	(0.52)	(0.54)

Projected FFO per share (diluted) — Q4 07	$1.16	$1.20

Projected EPS (diluted) — Full Year 2007	$3.83	$3.87
Projected depreciation (real estate related)	2.28	2.32
Projected gain on sale of operating communities	(1.48)	(1.52)

Projected FFO per share (diluted) — Full Year 2007	$4.63	$4.67

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

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A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2007	2006 (1)	2007	2006 (1)
Net income	$128,769	$42,113	$226,340	$220,233
Indirect operating expenses, net of corporate income	8,102	6,569	22,317	20,908
Investments and investment management	1,625	1,388	6,133	5,257
Interest expense, net	25,129	26,479	71,283	80,788
General and administrative expense	6,645	5,633	20,067	18,395
Joint venture income and minority interest	388	(454)	1,576	(629)
Depreciation expense	45,682	39,752	132,371	119,687
Gain on sale of real estate assets	(78,258)	(505)	(78,803)	(111,082)
Income from discontinued operations	(834)	(1,150)	(3,705)	(4,440)

NOI from continuing operations	$137,248	$119,825	$397,579	$349,117

Established:
Northeast	$46,504	$45,180	$138,515	$132,637
Mid-Atlantic	17,977	16,698	53,273	49,362
Midwest	1,773	1,844	5,450	5,288
Pacific NW	5,784	4,998	17,131	14,499
No. California	29,401	25,917	86,335	76,312
So. California	10,058	9,513	30,260	28,268

Total Established	111,497	104,150	330,964	306,366

Other Stabilized	7,821	6,186	22,837	13,498
Development/Redevelopment	17,930	9,489	43,778	29,253

NOI from continuing operations	$137,248	$119,825	$397,579	$349,117

(1)	Amounts for the three and nine months ended September 30, 2006 have been restated from amounts previously reported to reflect a change in accounting for land leases.
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2006 through September 30, 2007). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2007	2006	2007	2006
Income from discontinued operations	$834	$1,150	$3,705	$4,440
Interest expense, net	144	458	687	1,408
Depreciation expense	398	920	2,176	2,755

NOI from discontinued operations	$1,376	$2,528	$6,568	$8,603

NOI from assets sold	$456	$1,518	$3,567	$5,531
NOI from assets held for sale	920	1,010	3,001	3,072

NOI from discontinued operations	$1,376	$2,528	$6,568	$8,603

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Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3
	2007	2006
Rental revenue (GAAP basis)	$164,850	$156,943
Concessions amortized	1,563	2,459
Concessions granted	(1,558)	(1,407)

Rental revenue (with concessions on a cash basis)	$164,855	$157,995

% change — GAAP revenue	5.0%
% change — cash revenue	4.3%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the nine months ended September 30, 2007 as well as prior years’ activities is presented in the full earnings release.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service

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debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2007 are as follows (dollars in thousands):

Net income	$128,769
Interest expense, net	25,129
Interest expense (discontinued operations)	144
Depreciation expense	45,682
Depreciation expense (discontinued operations)	398

EBITDA	$200,122

EBITDA from continuing operations	$120,488
EBITDA from discontinued operations	79,634

EBITDA	$200,122

EBITDA from continuing operations	$120,488
Land gains	—

EBITDA from continuing operations, excluding land gains	$120,488

Interest expense, net	25,129
Dividends attributable to preferred stock	2,175

Interest charges	27,304

Interest coverage	4.4

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

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Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of September 30, 2007 is as follows (dollars in thousands):

Total debt	$3,057,102

Common stock	9,296,785
Preferred stock	100,000
Operating partnership units	7,558
Total debt	3,057,102

Total Market Capitalization	12,461,445

Debt as % of capitalization	24.5%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2007 is as follows (dollars in thousands):

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

NOI for Established Communities	$330,964
NOI for Other Stabilized Communities	22,837
NOI for Development/Redevelopment Communities	43,778
NOI for discontinued operations	6,568

Total NOI generated by real estate assets	404,147
NOI on encumbered assets	67,919

NOI on unencumbered assets	336,228

Unencumbered NOI	83.2%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2007, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2006 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Stabilized/Restabalized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved